Exhibit (k)(12)

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AGREEMENT (hereinafter "Agreement"), dated as of October 9, 2018, among State Street Bank and Trust Company, a Massachusetts trust company, in its capacity as custodian hereunder ("Custodian"), FS Multi Alternative Credit LLC (the "Fund"), and BNP Paribas Securities Corp. (the "Counterparty").

WHEREAS, the Fund has entered into the U.S. PB Agreement between Fund and BNP Paribas Securities Corp., dated as of the date hereof, (the “U.S. PB Agreement”), the Committed Facility Agreement between Fund and BNP Paribas Prime Brokerage International, Ltd. (“PBL”), dated as of date hereof (the “Committed Facility Agreement"), the PBI Agreement between Fund and PBL, dated as of the date hereof (the “Arranged Finance Agreement”, and together with the Committed Facility Agreement and U.S. PB Agreement, the “40 Act Financing Agreements”); and

WHEREAS, the Fund provides Collateral (as defined herein) to Counterparty and has opened an account with Counterparty (the “Account”) pursuant to the account agreement (the “Account Agreement”) as provided for in the U.S. PB Agreement to secure obligations owing by the Fund to the Counterparty under the 40 Act Financing Agreements; and

WHEREAS, Counterparty is required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing of securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory organizations (collectively, the "Margin Rules") and Counterparty’s internal policies; and

WHEREAS, to facilitate extensions of credit and the borrowing of securities from the Counterparty, the Fund and Counterparty desire to establish and evidence procedures for compliance with the Margin Rules; and

WHEREAS, Custodian acts as custodian of certain assets of the Fund pursuant to a custodian agreement by and among the Custodian, the Fund and certain other wholly-owned subsidiaries of FS Multi-Alternative Income Fund (the “Custody Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, it is agreed as follows:

(1)         As used herein, capitalized terms have the following meanings unless otherwise defined herein:

"Adequate Performance Assurance" shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is adequate under the terms of the Committed Facility Agreement and, to the extent such Committed Facility Agreement (i) has been terminated or the commitment therein has expired or (ii) is otherwise inapplicable to any portion of the Collateral, the Account Agreement.

"Advice from Counterparty" means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered by an Authorized Representative of Counterparty to the Fund or Custodian, as applicable, hereunder, communicated: (i) in writing; (ii) by a facsimile-sending device; or (iii) in cases of calls for additional Collateral (as such term is hereinafter defined) or notices referred to in paragraph 8 hereof, by telephone to a person designated by the Fund or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Fund or Custodian and confirmed in writing promptly thereafter. A duly-authorized officer of Counterparty will certify to Custodian, on Appendix A attached, the names and signatures of those employees of Counterparty who are authorized to sign Advices from Counterparty (each, an “Authorized Representative of Counterparty”), which certification may be amended from time to time.

"Business Day" means a day on which Custodian, the Fund and the Counterparty are open for business.

“Collateral” means any of the following assets that Fund pledges to Counterparty as provided herein: (a) U.S. cash, U.S. Government securities and other U.S. securities and (b) any Foreign Securities (exclusive of Japanese government bonds) which (i) are acceptable to Counterparty and (ii) Custodian is capable of accepting for custody.

“Foreign Securities” means any investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Fund’s transactions in those investments.

"Insolvency" means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "Bankruptcy Law") of any jurisdiction adjudicating the Fund insolvent; (ii) the Fund has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Fund, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Fund under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Fund and the Fund by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Fund” means a request, direction or certification in writing signed in the name of the Fund by a person authorized by the Fund, on Appendix B attached (as may be amended from time to time), and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of the Fund by a person authorized in writing by the Fund.

(2)           (a)        Upon Instructions from Fund, Custodian, in its capacity as a Securities Intermediary as defined in Revised Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate Collateral on its books and records as an account for Counterparty entitled “BNP Paribas Securities Corp., Pledgee of FS Multi Alternative Credit LLC” (the “Special Custody Account”) and shall hold therein for the Counterparty as pledgee upon the terms of this Agreement all Collateral. The Custodian hereby agrees that any Collateral except U.S. cash held in the Special Custody Account shall be treated as a financial asset for purposes of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such Collateral that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. The Fund agrees to instruct Custodian through Instructions from Fund as to the cash and specific securities which Custodian is to identify on its books and records as pledged to the Counterparty as Collateral in the Special Custody Account. The Custodian may in its discretion decline to follow such Instructions if following the Instructions would in Custodian’s sole judgment result in any remaining assets in the custody account being inadequate to cover any obligations of the Fund to the Custodian. Fund agrees that, if as a result of Custodian’s declining to follow such Instructions, the Collateral in the Special Custody Account is not equal to or greater than Adequate Performance Assurance and as a result a Fund Default has occurred, Counterparty may exercise its right and remedies provided hereunder (including, without limitation, the rights and remedies specified in Section 8 hereof).

(b)        Provided that the Letter Agreement regarding Lending Operational Procedures has been agreed to by the Custodian, the Fund and Counterparty, upon receipt of an Advice from Counterparty, Custodian shall release Collateral identified by Counterparty from the Special Custody Account to the Fund’s custody account established pursuant to the terms of the Custody Agreement (the “Released Collateral”) for purposes of delivering such Released Collateral to Counterparty pursuant to the Letter Agreement regarding Lending Operational Procedures by and among the Custodian, the Fund and Counterparty. The Fund hereby directs and authorizes Custodian to make such release, and any such Advice from Counterparty shall be “Proper Instructions” in accordance with the Custody Agreement. In the event that there is inadequate Collateral in the Special Custody Account to satisfy such Advice from Counterparty, Custodian shall notify Counterparty and Fund of the shortfall amount, and other than issuing such notice, Custodian shall have no responsibility hereunder with respect to such Advice from Counterparty.

(c)        The Fund agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Such Collateral (i) may be released only in accordance with the terms of this Agreement; and (ii) except as required to be released hereunder to the Counterparty, shall not be made available to the Counterparty or to any other person claiming through the Counterparty, including creditors of the Counterparty. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Fund which may be held by Custodian, subject to the interest therein of the Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Such security interest in any item of Collateral will terminate at such time as such item of Collateral is released to the Fund as provided in paragraph 4 hereof.

Unless otherwise instructed in writing by the Fund, all distributions on Collateral received by the Custodian and any proceeds of transfer or other payments with respect to Collateral in the Special Custody Account, including, but not limited to, interest, dividends and other distributions (including without limitation maturity proceeds), shall not constitute Collateral and shall be delivered to the Fund’s custody account. As between the Fund and the Counterparty, the Fund agrees to instruct the Custodian to credit any distribution on Collateral from a corporate action, redemption or issuer call received by the Custodian to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

(d)       The Fund, the Counterparty and Custodian agree that Collateral will be held for the Counterparty in the Special Custody Account by Custodian under the terms and conditions of this Agreement and that the Custodian will take such actions with respect to any Collateral in the Special Custody Account (including, without limitation, the delivery thereof in accordance with paragraph 8) as the Counterparty shall direct in an Advice from Counterparty, without further consent of the Fund.

(e)        The Fund hereby grants a continuing security interest to the Counterparty in the Special Custody Account and all Collateral and other financial assets credited thereto, from time to time to secure the Fund's obligations to the Counterparty under the Account Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest. For the avoidance of doubt, assets of the Fund held by Custodian that are not Collateral or are not credited to the Special Custody Account shall not be subject to the foregoing security interest.

(f)        The Fund hereby represents and warrants that it will not instruct Custodian to sell or deliver out a Foreign Security which has been segregated as Collateral under this Agreement unless it has first done the following: (i) obtained written consent for the security’s release from the Counterparty, (ii) forwarded such consent to Custodian, (iii) instructed Custodian in writing to desegregate (or unpledge) such security, and (iv) instructed Custodian in writing to segregate substitute Collateral. As between the Fund and Custodian, the Fund agrees that any buy-ins, fees, or penalties assessed in a non-U.S. market in connection with the sale, segregation, or substitution of Foreign Securities covered by this Agreement shall be solely the responsibility of the Fund, which agrees to indemnify and hold harmless Custodian from liability or responsibility for such buy-ins, fees, or penalties. The Fund hereby acknowledges that its instruction to Custodian to segregate any Foreign Security as Collateral signifies the Fund’s acceptance of Country Risk (as defined in the Custody Agreement) with regard to holding or transacting in such Foreign Security or in segregating such Foreign Security.

The Counterparty hereby acknowledges that with respect to any Foreign Securities that may be held by (i) Custodian (or its nominee), (ii) a sub-custodian (or its nominee) within Custodian’s network of sub-custodians (each a “Sub-Custodian”), or (iii) a depository or book-entry system for the central handling of securities in which Custodian or the Sub-Custodian are participants, there is a risk that local law, rule, regulation or market practice or the rules of any such Sub-Custodian or depository/book-entry system may be inconsistent with the application of New York law and the performance of Custodian’s obligations under the UCC. To the extent any such inconsistency inhibits Custodian’s performance of such obligations, the Counterparty hereby waives such performance. The parties hereby further acknowledge that Custodian gives no assurance that a security entitlement is created under the UCC at the Euroclear or Cedelbank level with respect to the Fund’s assets held in Euroclear or Clearstream or their successors.

(3)           Custodian will confirm in writing to the Counterparty and the Fund, within one Business Day, all pledges, releases or substitutions of Collateral and will supply the Counterparty and the Fund with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise the Counterparty and the Fund upon reasonable request, of the kind and amount of Collateral pledged to each of the Counterparty and the Fund.

(4)           Custodian agrees to release Collateral from the Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Committed Facility Agreement and Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund, to provide such an Advice from Counterparty to Custodian with respect to Collateral selected by the Fund directing the release of such Collateral to the Fund: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of the Fund's accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Counterparty with respect thereto. It is understood that the Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)           The Fund represents and warrants to the Counterparty that securities pledged to the Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral in the Special Custody Account will not be subject to any liens or encumbrances (including, to the best of its knowledge, those permitted by Rule 17f-5 promulgated under the Investment Company Act of 1940, as amended) other than the lien in favor of the Counterparty contemplated hereby. The Fund shall promptly notify the Counterparty in the event that Collateral in the Special Custody Account is subject to any levy, lien, charge, claim, court order or other process purporting to affect the Collateral other than in favor of the Counterparty as contemplated hereby.

(6)           Collateral in the Special Custody Account shall at all times remain the property of the Fund subject only to the extent of the interest and rights therein of the Counterparty as the pledgee and secured party thereof. Other than liens for safe custody or administration of Foreign Securities granted to (x) any entity that is incorporated or organized under the laws of a country other than the United States, (y) a majority-owned direct or indirect subsidiary of a regulated and permitted U.S. bank or bank-holding company (other than Custodian or its affiliates) or (z) any creditors of any entity referenced in (x) or (y) above (other than Custodian or its affiliates), (a) Custodian represents that Collateral in the Special Custody Account is not subject to any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, and (b) Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral in the Special Custody Account. Except for the claims and interests of the Counterparty and the Fund, the Custodian has not, to the best of its knowledge, received written notice of any claim to, or interest in, the Special Custody Account, any financial asset credited thereto or any security entitlement in respect thereof. Custodian shall endeavor to notify the Counterparty and the Fund as soon as practicable under the circumstances if the office of the general counsel of Custodian, or any senior vice president or more senior management member of the U.S. Investor Services division of Custodian receives any written notice of levy, lien, court order or other legal process purporting to affect the Collateral; provided, however, that the Custodian’s failure to do so shall not give rise to any liability hereunder.

(7)           The Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance under the Account Agreement, and advise the Fund by 11:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Fund will cause, by the close of business on such day, an amount of Collateral to be deposited in the Special Custody Account to provide Adequate Performance Assurance related to such net debit balance; provided that, in the event that Counterparty advises the Fund of such net debit balance after 11:00 A.M., then such amount of Collateral shall be deposited in the Special Custody Account by the close of business on the following Business Day. Counterparty will charge interest on debit balances in accordance with Counterparty’s policies as set forth in the Committed Facility Agreement (and to the extent such Committed Facility Agreement has been terminated or the commitment therein has expired, the Account Agreement) and Counterparty will not pay interest on credit balances. Balances will be appropriately adjusted when extensions of credit are closed out.

(8)           The occurrence of any of the following constitutes a default by the Fund hereunder (a “Fund Default”): (a) a Default (as defined in the Committed Facility Agreement), (b) an Event of Default (as defined in the Account Agreement), or (c) Fund’s Insolvency. Upon Counterparty’s determination that a Fund Default has occurred, if Counterparty wishes to declare such default, Counterparty shall notify the Fund in an Advice from Counterparty of such Fund Default. After transmittal by Counterparty of such Advice from Counterparty, if such Fund Default is then continuing, Counterparty may thereupon take Default Action or any other action permitted pursuant to the 40 Act Financing Agreements, including without limitation, the conversion of any convertible securities or exercise of Fund's rights in warrants (if any) held in the Account and the Special Custody Account, the buy-in of any securities of which the Account may be short, and the sale of any or all property or securities in the Account and the Special Custody Account to the extent necessary to satisfy Fund's obligations to Counterparty (in which event such Collateral shall be delivered to Counterparty as directed in an Advice from Counterparty). Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code (including, without limitation section 9-610(b) of the New York Uniform Commercial Code). Fund shall be liable to Counterparty for any deficiency which may exist after the exercise by Counterparty of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian. Counterparty shall notify Fund of any deficiency remaining thereafter in an Advice from Counterparty. Any such sale of Collateral held in the Special Custody Account shall be made only after such Collateral has been withdrawn from the Special Custody Account by Counterparty.

(9)           The Counterparty hereby covenants, for the benefit of the Fund, that the Counterparty will not instruct Custodian pursuant to an Advice from Counterparty to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 8 until after the occurrence of the events set forth in paragraph 8. The foregoing covenant is for the benefit of the Fund only and shall in no way be deemed to constitute a limitation on Custodian’s obligation to act upon instructions pursuant to an Advice from Counterparty and Custodian’s obligation to act upon such instructions, which instructions, for the avoidance of doubt, may include directions to deliver Collateral to Counterparty other than pursuant to paragraph 8 (including for other permissible uses under the Committed Facility Agreement and Account Agreement). Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between the Counterparty and the Fund.

(10)         Reserved.

(11)         Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral, except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Counterparty which it reasonably believes to be genuine and authorized. As between the Fund and Custodian, the terms of the Custody Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement; for the avoidance of doubt, each Advice from Counterparty shall be considered a “Proper Instruction” under the Custody Agreement and as such is subject to the terms of the Custody Agreement and, in particular, the Fund’s indemnity of the Custodian thereunder. As between Custodian and Counterparty, Counterparty shall indemnify and hold Custodian harmless from and against any losses or liabilities (including reasonable legal fees) imposed on or incurred by Custodian subsequent to the taking of any action, or arising out of any omission, of Custodian in compliance with any Advice from Counterparty, except to the extent that any such loss or liability (i) results from Custodian’s negligence, fraud, recklessness, willful misconduct or bad faith; or (ii) represents special, consequential, punitive, exemplary or incidental damages. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or the U.S. Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Counterparty without additional authorization or consent of the Fund.

Neither Counterparty nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of such party or its agents (any such event, a “Force Majeure Event”); provided, that, as between the Fund and Counterparty, should any Force Majeure Event occur with respect to Custodian and such event (a) prevents or would prevent Custodian from releasing the Collateral to Counterparty upon an Advice from Counterparty directing such release or (b) would inhibit Counterparty’s ability to monitor the amount of Collateral in the Special Custody Account (each of (a) and (b), a “Custodian Failure Event”), then during the period from the day on which the Force Majeure Event begins (the “Force Majeure Event Day”) up to the day on which the relevant Custodian Failure Event is no longer occurring, for purposes of determining whether Fund has met its obligation to provide and maintain Adequate Performance Assurance under this Agreement or to meet the Collateral Requirements (as defined in the Committed Facility Agreement), Counterparty shall take account only of the Collateral that was in the Special Custody Account on the Business Day immediately prior to the Force Majeure Event Day. In no event shall any party to this Agreement be liable for indirect, special, or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

(12)         The Fund hereby agrees to pay and reimburse Custodian for any advances, costs, expenses (including, without limitation, reasonable attorney’s fees and costs) and disbursements that may be paid or incurred by Custodian in connection with performing its duties or responsibilities under this Agreement or arrangements contemplated hereby, but only to the extent that the Fund has not paid and will not pay the Custodian for such advances, costs, expenses (including, without limitation, reasonable attorney’s fees and costs) and disbursements pursuant to the Custody Agreement.

(13)         The Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by the Fund as a result of any transaction executed hereunder, or any other action taken or not taken by the Counterparty hereunder for the Fund's account at Fund's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of the Counterparty’s gross negligence, willful misconduct or fraud.

(14)         No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the Counterparty, the Fund and Custodian.

(15)         Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	State Street Bank and Trust Company
200 Newport Avenue
Quincy, MA 02171
Attention: Mark A. Paradis Jr., Vice President
Facsimile No.: 617-662-9873
Telephone No.: 617-662-1084

(b)	if to the Fund, to:	FS Multi Alternative Credit LLC
c/o GoldenTree Asset Management Credit Advisor LLC
Attention: George Travers, Chief Compliance Officer
300 Park Avenue, 21st Floor
New York, NY 10022
Telephone: (212) 847-3459
Fax: (212) 847-3435

With copy to:	FS Multi Alternative Credit LLC
c/o FS Multi-Alternative Income Fund
201 Rouse Boulevard
Philadelphia, PA 19112
Attn: Edward T. Gallivan, Jr., Chief Financial Officer
Facsimile No.:(215) 339-1931
Telephone No.: (215) 220-4531
Email: credit.notices@fsinvestments.com;
FSMAIF_Team@fsinvestments.com

(c)	if to the Counterparty, to:	BNP Paribas Securities Corp.
787 Seventh Avenue
New York, NY 10019
Attention: Alex Bergelson
Fax No.: 201-850-4601
Phone No.: 212-471-6533

With copy to:	BNP Paribas Securities Corp.
525 Washington Boulevard
Jersey City, NJ 07310
Attn: David Koppel
Tel: 201-850-5391
Fax: 201-850-4618

Copies of Custodian's confirmations, statements and advices issued pursuant to paragraph 3 should be sent to:

State Street Bank and Trust Company
801 Pennsylvania Avenue
Kansas City, MO 64105
Attn: Vice President, Mutual Funds
Facsimile No.: 816-871-9451
Telephone No.: 816-871-4000

(16)         Any of the parties hereto may terminate this Agreement by thirty (30) days’ prior written notice to the other parties hereto; provided, however, that the status of any Collateral pledged to the Counterparty at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules. Upon termination of this Agreement or the Custody Agreement, (a) all assets of the Fund held in the Special Custody Account shall be transferred to a successor custodian specified by the Fund and reasonably acceptable to Counterparty in its good faith discretion.

(17)         Nothing in this Agreement prohibits the Counterparty, the Fund or Custodian from entering into similar agreements with others in order to facilitate options or other derivatives transactions and as contemplated by the Committed Facility Agreement and Account Agreement.

(18)         Custodian has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Counterparty) relating to the Special Custody Account and/or any financial asset credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders of such person.

(19)         If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(20)         All references herein to times of day shall mean the time in New York, New York, U.S.A.

(21)         This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflicts of law rules other than Title 14 of Article 5 of the New York General Obligations Law. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof. Any litigation between any of the parties to this Agreement or involving their respective property must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any right to trial by jury with respect to any claim, action, proceeding or counterclaim or other legal action is hereby waived by all parties to this agreement.

(22)         This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.

(23)         For the avoidance of doubt, the Fund and Custodian agree that, except for the rights of control in favor of Counterparty agreed to herein, nothing herein shall amend the terms of the Custody Agreement.

(24)         Counterparty may, upon notice to the Fund and Custodian, assign its rights or any interest under this agreement to any affiliate of Counterparty.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

FS Multi Alternative Credit LLC

By its Sole Member, FS Multi-Alternative Income Fund

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

BNP Paribas Securities Corp.

By:	/s/ Jeffrey Lowe
Name: Jeffrey Lowe
Title: Managing Director

By:	/s/ Robert Luzzo
Name: Robert Luzzo
Title: Managing Director

State Street Bank and Trust Company

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President